OPINION AND CONSENT OF COUNSEL

Ladies and Gentlemen:

      I have made such examination of the law and have examined such company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below:

      1. American International Life Assurance Company is a valid and existing stock life insurance company domiciled in the State of New York.

      2. Variable Account A is a separate investment account of American International Life Assurance Company validly existing pursuant to the New York Insurance Laws and the Regulations thereunder.

      3. All of the prescribed corporate procedures for the issuance of the Individual and Group Single and Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") have been followed, and when such Contracts are issued in accordance with the Prospectuses contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

      4. Upon the acceptance of premiums made by Contract Owners pursuant to a Contract issued in accordance with the Prospectuses contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully-paid, nonassessable interest in such Contract.

      This opinion, or a copy thereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Post Effective Amendment No. 13 to the Registration Statement on Form N-4 (File No. 33-39170) for the Contracts to be issued by American International Life Assurance Company and its separate account, Variable Account A.


                                          /s/ Kenneth D. Walma
                                          --------------------------------------
                                          Kenneth D. Walma
                                          Vice President and
                                          General Counsel

Dated: May 1, 2001